of Convergence Investment Partners, LLC
(hereinafter referred to as the “Firm”)

Adopted by: Convergence Investment Partners, LLC

TABLE OF CONTENTS
CODE OF ETHICS	1
INTRODUCTION	1
DEFINITIONS	1
Insider Trading	4
Introduction	4
General Policy	5
PROHIBITED PURCHASES, SALES AND PRACTICES	7
Timing of Personal Transactions	7
Improper Use of Information	7
Initial Public Offerings	8
Limited Offerings	8
Pre-Clearance and Approval	8
REPORTING	8
Initial Holdings Reports	8
Quarterly Reportable Securities Transaction Reports	9
Annual Holdings Reports	9
Exceptions from Reporting Requirements	10
Disclaimer of Beneficial Ownership	10
Annual Certification of Compliance	10
OUTSIDE BUSINESS ACTIVITIES	10
CONFIDENTIALITY	11
Non-Disclosure of Confidential Information	11
Confidentiality of Information in Access Persons’ Reports	12
GIFTS AND ENTERTAINMENT	12
SANCTIONS	13
DUTIES OF THE CHIEF COMPLIANCE OFFICER	13
Identifying and Notifying Supervised Persons and Access Persons	13
Providing Information to Supervised Persons	13
Revising the Restricted Securities List	13
Reviewing Reports and Determining Effectiveness of Code of Ethics	13
Written Reports (Re: Serving as Investment Adviser to Mutual Fund(s))	14
Maintaining Records	14
Compliance and Review of the Chief Compliance Officer	15
Reporting Violations and Sanctions	15

CODE OF ETHICS

INTRODUCTION

Convergence Investment Partners, LLC (the “Firm”) has adopted this Code of Ethics (the “Code” or “Code of Ethics”) in compliance with Rule 204A-1 under the Advisers Act and, as applicable, Rule 17j-1 of the Investment Company Act in order to specify the standard of conduct expected of its Supervised Persons. The Firm will describe its Code of Ethics to clients in writing and, upon request, furnish clients with a copy of the Code of Ethics.

All Supervised Persons of the Firm must comply with applicable federal securities laws. In particular, it is unlawful for the Firm and any Supervised Person, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly:

•	To employ any device, scheme or artifice to defraud any client or prospective client of the Firm;

•
To make any untrue statement of a material fact to any client or prospective client of the Firm or omit to state a material fact necessary in order to make statements made to a client or prospective client of the Firm, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client of the Firm; or

•	To engage in any fraudulent, deceptive, or manipulative practice.

In adopting this Code, the Firm recognizes that it, and its Supervised Persons owe a fiduciary duty to the Firm’s clients and must (1) at all times place the interests of Firm clients first; (2) conduct personal securities transactions in a manner consistent with this Code and avoid any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that Supervised Persons should not take inappropriate advantage of their positions. In addition, the Firm and its Supervised Persons must comply with all applicable federal securities laws, which shall generally be explained in the Firm’s Compliance Manual. Any violations of the Code of Ethics must be promptly reported to the Firm’s Chief Compliance Officer.

The Firm will provide each Supervised Person with a copy of its Code of Ethics and any amendments. Supervised Persons must provide a written acknowledgement of their receipt of the Code and any amendments.

DEFINITIONS

“Access Person” means:

(1)	Any Supervised Person of the Firm:

(i)	Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or

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(ii)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic;

(2)	Because the Firm’s primary business is providing investment advice, all of the Firm’s Directors and Officers are presumed to be Access Persons; and

(3)	Such other persons as the Chief Compliance Officer shall designate.

“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any Reportable Security.

“Affiliate Account” means, as to any Access Person, an Account:

(i)	Of any Family Member of the Access Person;

(ii)	For which the Access Person acts as a custodian, trustee or other fiduciary;

(iii)	Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the Securities
Exchange Act of 1934 (the “1934 Act”) nor registered under the Investment Company Act of 1940 (the “Company Act”) and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and (iv) Of any Access Person of the Firm.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Interest” generally means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in a Security. An Access Person is presumed to have Beneficial Interest in accounts held by the following:

a.	The Access Person;

b.	The spouse of the Access Person;
c.	A child of the Access Person or of the Access person’s spouse, provided that the child resides in the same household as or to whose financial support the Access Person materially contributes;

d.	Any other related individual over whose account the Access Person has control; and

e.	Any other individual over whose account the Access Person has control and to whose financial support the Access Person materially contributes.

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An Access Person who serves as trustee of a trust for the benefit of (i) a person whose financial support the Access person does not materially contribute or (ii) an independent third party shall not be deemed to have Beneficial Interest in a Security or accounts in the name of the trust.

“Client Account” means any account for which the Firm provides services, including investment advice and investment decisions.

“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Reportable Securities.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security.

“Reportable Security” means a Security as defined in the Code, but does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by other mutual funds that are not advised or sub-advised by the Firm; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds, none of which are funds advised or sub-advised by the Firm;

(vi)
Shares issued by an exchange traded fund if structured as an open-end mutual fund; however, shares issued by an exchange traded fund structured as a unit investment trust are considered reportable securities.

“Restricted Security” means any Security on the Firm’s Restricted Security List. In general, this list will include securities of public companies which are clients of the Firm, or whose senior management are clients of the Firm.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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“Supervised Person” includes:

(i)	Directors and Officers of the Firm (or other persons occupying a similar status or performing similar functions);

(ii)	Employees of the Firm, and

(iii)
Any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control, including interns, temporary workers, consultants, independent contractors, certain employees of affiliates or particular persons designated by the Chief Compliance Officer.

INSIDER TRADING

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and the Firm to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission (“SEC”) can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised Persons and the Firm may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Supervised Persons of the Firm and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur. This notification requirement should not be interpreted to impede any person from reporting any detected or suspected unethical or fraudulent behavior directly to the SEC staff (the “Staff”) or to otherwise deprive any person of any right or protection conferred onto that person to report certain possible securities violations to the Staff under the federal securities laws.

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General Policy

No Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by the Firm), while in the possession of material, nonpublic information, nor may any personnel of the Firm communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to the Firm’s securities recommendations and client securities holdings and transactions.
2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

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3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by the Firm (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the Chief Compliance Officer.
•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
•	Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer.
•	After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the Chief Compliance Officer before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4.	Contacts with Public Companies
Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person of the Firm or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. To protect yourself, your clients and the Firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of the Firm and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

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PROHIBITED PURCHASES, SALES AND PRACTICES

Timing of Personal Transactions

No Access Person may themselves purchase or sell, directly or indirectly, any Security in which the Access Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect Beneficial Interest if the Access Person knows that the Security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client Account; or (ii) is being actively purchased or sold on behalf any Client Account.

If an Access Person is aware that the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, the Access Person may not themselves effect a transaction in that Security prior to the client purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.

The above does not include transactions for accounts of Access Persons that are executed as part of a block trade within a managed strategy. Further, as noted above, the restrictions do not include transactions executed by an Access Person if the Access Person had no knowledge that the Firm was purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account. Transactions in an account managed by a third party that are not executed as part of a block trade may be reportable unless meeting an exception as defined below.

Improper Use of Information

No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account. Any investment ideas developed by an Access Person must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.

No Access Person:

•
While aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react; or

•	Shall disclose material nonpublic information about a company to any person except for lawful purposes; or

•
May purchase any Restricted Securities as defined above and including those securities found on the Restricted Securities List attached as Exhibit A, which may be updated from time to time, unless expressly cleared and approved in writing in advance by the Chief Compliance Officer.

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Initial Public Offerings

No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer. Initial Public Offerings are considered Reportable Securities.

Limited Offerings

No Access Person may acquire any securities in a Limited Offering without first obtaining preclearance and approval from the Chief Compliance Officer. Limited Offerings include private funds and crypto-currencies. Limited Offerings are considered Reportable Securities.

Pre-Clearance and Approval

Requests for pre-clearance and approval for trades involving Restricted Securities, Initial Public Offerings or Limited Offerings should be submitted to the Chief Compliance Officer through MyComplianceOffice. Requests by the Chief Compliance Officer shall be submitted to the Director of Operations.

Approval for a trade involving Restricted Securities, Initial Public Offerings or Limited Offerings shall expire two (2) business days following the day the approval is granted. No pre-clearance is required for Restricted Securities acquired through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

REPORTING

An Access Person must submit to the Chief Compliance Officer, through MyComplianceOffice, the reports described below as to all Reportable Securities holdings and brokerage accounts in which the Access Person has a Beneficial Interest. This may include employee trusts and accounts managed by third-party managers on a discretionary basis, unless the Access Person qualifies for the reporting exception in Rule 204A-1 pertaining to accounts over which the Access Person has no direct influence or control.

Initial Holdings Reports

Not later than 10 days after an Access Person becomes an Access Person, the Access Person must complete an Initial Holdings Report through MyComplianceOffice, with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

•
The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Interest;

•
The name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Interest; and • The date the report is being submitted by the Access Person.

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Unless an exception has been granted or a direct feed is not available, the Initial Holdings Report should be completed by linking all personal accounts through MyComplianceOffice, which will automatically feed the appropriate information into the system.

Quarterly Reportable Securities Transaction Reports

Not later than 30 days after the end of each calendar quarter, the Access Person must complete a Quarterly Transaction Report through MyComplianceOffice for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Interest including:

•
The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;

•	The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):

•	The price of the Reportable Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the report is being submitted by the Access Person.

Unless an exception has been granted or a direct feed is not available, the Quarterly Transaction Report should be completed by linking all personal accounts through MyComplianceOffice which will automatically feed the appropriate information into the system. In the event an account cannot be linked to MyComplianceOffice, the Chief Compliance Officer will work with the Access Person to ensure that the requirements for a Quarterly Transaction Report has been met.

Annual Holdings Reports

At least once each twelve (12) month period, the Access Person must complete an Annual Holdings Report through MyComplianceOffice with the following information which must be current as of a date no more than 45 days prior to the date the report is submitted:

•
The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

•
The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

•	The date the report is being submitted by the Access Person.

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Exceptions from Reporting Requirements

An Access Person need not submit:

•
Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control such as variable annuity accounts or Section 529 qualified tuition plans;

•	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

•
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

•	A transaction report if the report would duplicate information obtained through a direct feed from any account linked through MyComplianceOffice; or

•
A transaction report for securities held by an Access Person in a blind trust or other account over which the access person has “no direct or indirect influence or control,” which may include, but not be limited to, an online wealth management service that provides automated, algorithm-based portfolio management advice without the use of human financial planners, i.e. “Robo Advisor” accounts or an account managed by a third-party advisor. Additional controls shall be established for an Access Person to establish a reasonable belief and continuously confirm that he/she has no direct or indirect influence or control over the security, trust or account.

Disclaimer of Beneficial Ownership

Any report submitted by an Access Person in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this code.

Annual Certification of Compliance

Each Access Person must submit annually through MyComplianceOffice that the Access Person:

•	Has received, read and understand this Code and recognizes that the Access Person is subject to the Code;

•	Has complied with all the requirements of this Code; and

•	Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code to be disclosed or reported.

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OUTSIDE BUSINESS ACTIVITIES

Access Persons are required to submit information through MyComplianceOffice to the Chief Compliance Officer detailing all applicable outside business activities. In addition, any changes to outside business activities must be submitted to the Chief Compliance Officer within 30 days. The Chief Compliance Officer is responsible for review and approval of or objection to all outside business activities. Approval of or objection to an outside business activity will be determined on a case-by-case basis, taking into consideration all applicable information. However, no Supervised Person will be permitted to serve on the board of a public company which is also a portfolio holding. The Director of Operations is responsible for review and approval of or objection to outside business activities submitted by the Chief Compliance Officer. Examples of outside business activities include (but are not limited to):

1.	Serving on the board of a non-profit organization (regardless of whether you are compensated);

2.	Serving on the board of directors for a company/organization (with the exception of a public company which is also a portfolio holding);

3.	Working seasonally/part-time for another company;
4.	Starting your own company;
5.	Providing consulting services to another individual or company (regardless of whether you are compensated);

6.	Having an ongoing sales concession;

7.	A hobby that starts to generate income; or

8.	Receiving a referral or “finder’s” fee for referring an individual to a business.

CONFIDENTIALITY

Non-Disclosure of Confidential Information

No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account. In addition, no Access Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the Chief Compliance Officer. These provisions shall continue in full force and effect after termination of the Access Persons relationship with the Firm, regardless of the reason for such termination. This policy should not be interpreted to impede any person from reporting any detected or suspected unethical or fraudulent behavior directly to the Securities and Exchange Commission staff (the “Staff”) or to otherwise deprive any person of any right or protection conferred onto that person to report certain possible securities violations to the Staff under the federal securities laws.

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Confidentiality of Information in Access Persons’ Reports

All information obtained from any Access Person under this Code normally will be kept in strict confidence by the Firm. However, reports of transactions and other information obtained under this Code may be made available to the Commission, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm. Furthermore, in the event of violations or apparent violations of the Code information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

GIFTS AND ENTERTAINMENT

The purpose of business gifts and entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any Supervised Person in connection with the Firm’s business unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be construed as a bribe, payoff or kickback and (4) does not violate any laws or regulations. If you have any questions as to whether or not a gift or entertainment is appropriate, please contact the Chief Compliance Officer for guidance.

No Supervised Person shall accept from any person or entity that does or seeks to do business with or on behalf of the Firm, any gift, service or other item of more than $100 in value without preapproval by the Firm’s Chief Compliance Officer. The Director of Operations shall review any pre-approval requests submitted by the Chief Compliance Officer. No Supervised Person may give or offer to give any gift valued at more than $200 to any person or entity that does business with or on behalf of the Firm without pre-approval by the Firm’s Chief Compliance Officer. Preapproval requests should be submitted using MyComplianceOffice. Please note that this limit does not include nominal logo/promotional items. No Supervised Person may give or accept cash or cash equivalent gifts, such as lottery tickets. This restriction does not apply to gift cards not redeemable for cash. Supervised Persons may provide to or accept from any person or entity that does or seeks to do business with or on behalf of the Firm, a business entertainment event such as a dinner, golf outing, theater or sporting event if the person or entity providing the entertainment is present and as long as the event is not extravagant or excessive so as to give the appearance of impropriety. However, business entertainment above a reasonable value and/or an offer of travel expenses or hotel accommodations must be pre-approved by the Firm’s Chief Compliance Officer. Meals provided in the Firm’s office, a client’s office or in a similar business setting shall not be deemed entertainment and the Firm does not require Supervised Persons to report these activities. Further, gifts and entertainment exchanged between immediate family and friends are excluded from the requirements herein.

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A log of gifts and entertainment provided and received shall be kept by the Chief Compliance officer.

SANCTIONS

Upon determining that an Access Person has violated this Code of Ethics, the Firm’s Chief Compliance Officer may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.

DUTIES OF THE CHIEF COMPLIANCE OFFICER

Identifying and Notifying Supervised Persons and Access Persons

The Chief Compliance Officer will identify each Supervised Person and each Access Person and notify the person that they are subject to this Code.

Providing Information to Supervised Persons

The Chief Compliance Officer will provide advice, with the assistance of counsel, about the interpretation of this Code.

Revising the Restricted Securities List

The Chief Compliance Officer shall ensure that the Restricted Securities List is updated as necessary and Supervised Persons shall provide information to the Chief Compliance Officer to ensure any required update is accomplished.

Reviewing Reports and Determining Effectiveness of Code of Ethics

The Chief Compliance Officer will review the reports submitted by each Access Person to determine whether there may have been any transactions prohibited by this Code. As mentioned above, the Firm will utilize MyComplianceOffice software to help it effectively implement the policies contained in the Code. Firm transaction feeds are compared to Access Person trades. MyComplianceOffice automatically flags certain trades for review:

•	Transactions that may be frontrunning or tailgating (transactions within two days of a client trade).

•	Holding periods: Securities purchased and sold within the same account within ten days.

•	Transactions in securities on the restricted list.

•	Transactions in excess of $100,000.

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The Chief Compliance Officer will conduct a review of transactions that are flagged, though transactions such as tailgating and holding period rules are not per se violations, but may be a sign of a violation.

In the event a flag indicates a violation of the Code, the Chief Compliance Officer will determine appropriate action to be taken as a result.

In some instances, a manual review of transactions will have to be performed, whether because a direct feed of an Access Person’s account is not possible, or because there is a short-term service outage of MyComplianceOffice. In the event a violation of the Code is indicated through manual review, the Chief Compliance Officer will determine appropriate action to be taken as a result.

Should there be a long-term service outage of MyComplianceOffice, the Chief Compliance Office will ensure that the transactions during the outage are uploaded and backtested once the system becomes available. If the outage is longer than two weeks, a solution outside of MyComplianceOffice will be determined.

In addition, the Chief Compliance Officer will review the effectiveness of the Code of Ethics as part of the Firm’s annual compliance review.

Written Reports (Re: Serving as Investment Adviser to Mutual Fund(s))

No less frequently than annually, the Firm must furnish to any mutual fund’s board of directors, a written report that:

•
Describes any issues arising under this Code of Ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

•	Certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

Maintaining Records

In its books and records, the Firm shall maintain all documents related to the Code including:

•	A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;

•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgments for each person who is currently, or within the past five years was, a Supervised Person of the Firm;

•	A record of each Supervised Person report described in the Code;

•	A record of the names of persons who are currently, or within the past five years were, Access Persons; and

•
A record of any decision and the reasons supporting the decision, to approve the acquisition of beneficial ownership in any security in an initial public offering or limited offering, for at least five years after the end of the fiscal year in which the approval was granted.

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Compliance and Review of the Chief Compliance Officer

The Chief Compliance Officer must comply with the Code of Ethics, including obtaining preclearance for certain activities and submitting any required forms and/or reports. Pre-clearance requests are reviewed by the Director of Operations. The Director of Operations shall also review any transactions of the Chief Compliance Officer that are flagged and determine appropriate action to be taken as a result. If a potential violation of the Code of Ethics by the Chief Compliance Officer is discovered, the potential violation shall be escalated to the President for a final determination of whether a violation of the Code did occur and the appropriate action to be taken as a result.

Reporting Violations and Sanctions

All Supervised Persons shall promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code of Ethics. Any retaliation for the reporting of a violation under this Code of Ethics will constitute a violation of the Code of Ethics.

The Chief Compliance Officer shall consider reports made to it hereunder and shall determine whether or not the Code of Ethics has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm. In the event a potential violation is discovered, the potential violation shall be escalated to the Chief Compliance Officer for a final determination of whether a violation of the Code did occur and the appropriate action to be taken.

Code of Ethics
February 2019

EXHIBIT A
RESTRICTED SECURITIES LIST

Each of the Firm’s Access Persons is prohibited from purchasing any restricted securities for as long as the publicly traded company and/or a member of such publicly traded company’s senior management is a client of the Firm, unless expressly approved in advance by the Chief Compliance Officer in writing.

SECURITY NAME	SYMBOL

Code of Ethics
February 2019